AmTrust Financial Services, Inc. Reports Second Quarter 2015 Operating Earnings Per Diluted Share(1) Increased 16% to $1.55 and Net Income Per Diluted Share was $0.84
Book Value Per Common Share of $24.05, Up 8% Since December 31, 2014
Financial Highlights
Second Quarter 2015

•	Gross written premium of $1.68 billion, up 16% compared to $1.44 billion in the second quarter of 2014

•	Net earned premium of $969.0 million, up 11% from $874.9 million in the second quarter 2014

•	Operating diluted EPS(1) of $1.55 compared to $1.34 in the second quarter 2014

•	Diluted EPS of $0.84 compared with $1.33 in the second quarter 2014

•	Annualized operating return on common equity(1) of 26.3% and annualized return on common equity of 14.3%

•	Service and fee income of $107.7 million, up 8% from the second quarter 2014

•	Operating earnings(1) of $130.5 million, up 22% compared to $107.1 million in the the second quarter 2014

•	Net income attributable to common stockholders of $70.7 million compared to $106.3 million in the second quarter 2014

•	Combined ratio of 90.5% compared to 90.9% in the second quarter 2014

YTD 2015

•	Gross written premium of $3.41 billion, up 10% compared to $3.11 billion YTD 2014

•	Net earned premium of $1.92 billion, up 13% from $1.70 billion YTD 2014

•	Operating diluted EPS(1) of $3.01 compared to $2.58 YTD 2014

•	Diluted EPS of $2.69 compared with $2.60 in YTD 2014

•	Annualized operating return on common equity(1) of 27.1% and annualized return on common equity of 24.2%

•	Service and fee income of $220.6 million, up 16% from $190.5 million YTD 2014

•	Operating earnings(1) of $251.9 million, up 23% compared to $204.5 million in YTD 2014

•	Net income attributable to common stockholders of $225.4 million compared to $206.1 million in YTD 2014

•	Combined ratio of 89.8% compared to 90.4% in YTD 2014

•	Book value per common share of $24.05, up 8% from $22.34 at December 31, 2014

•	AmTrust's stockholders' equity was $2.47 billion as of June 30, 2015 up 21% compared to $2.04 billion as of December 31, 2014

NEW YORK, August 4, 2015 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq:AFSI) ("the Company") today announced continued growth of operating earnings(1) and strong operating return on equity(1) for the second quarter ended June 30, 2015.
For the second quarter of 2015, operating earnings(1) were $130.5 million, or $1.55 per diluted share, an increase of 22%, compared to $107.1 million, or $1.34 per diluted share, in the second quarter of 2014. Second quarter 2015 net income attributable to common stockholders was $70.7 million, or $0.84 per diluted share, compared to $106.3 million, or $1.33 per diluted share, in the second quarter 2014. In the second quarter 2015, changes in currencies resulted in a non-cash $47.2 million, or $0.56 per diluted share, reduction in net income. Second quarter 2015 annualized operating return on common equity(1) was 26.3% compared to 28.0% in the second quarter 2014. Annualized return on common equity was 14.3% for the second quarter of 2015 compared to 27.8% for the second quarter of 2014.
During the first six months of 2015, operating earnings(1) were $251.9 million, or $3.01 per diluted share, an increase of 23%, compared to $204.5 million, or $2.58 per diluted share, in the first six months of 2014. Year to date 2015 changes in currencies resulted in a non-cash $7.4 million, or $0.09 per diluted share, reduction in net income. Year to date 2015 net income attributable to common stockholders grew to $225.4 million, or $2.69 per diluted share, an increase of 9% from $206.1 million, or $2.60 per diluted share, in the first six months of 2014. Year to date 2015 annualized operating return on common equity(1)was 27.1% compared to 28.0% in the same period in 2014. Annualized return on common equity was 24.2% for the six months in 2015 compared to 28.2% for year to date 2014.
Second Quarter 2015 Results
Total revenue was $1.11 billion, an increase of $0.10 billion, or 10%, from $1.01 billion in the second quarter 2014. Gross written premium was $1.68 billion, an increase of $0.23 billion, or 16%, from $1.44 billion in the second quarter of 2014. Second quarter 2015 gross written premium was negatively impacted by $40.3 million due to declines in European currencies. Net written premium was $1.01 billion, an increase of $85.0 million, or 9%, compared to $923.7 million in the second quarter 2014. Net earned premium was $969.0 million, an increase of $94.0 million, or 11%, from $874.9 million in the second quarter 2014. The combined ratio was 90.5% compared to 90.9% in second quarter 2014.
Total service and fee income of $107.7 million increased $8.2 million, or 8%, from $99.5 million in the second quarter of 2014 and included $21.3 million from related parties in the second quarter 2015 compared with $15.1 million in the second quarter 2014.
Investment income, excluding net realized gains and losses, totaled $36.3 million, an increase of 11% from $32.6 million in the second quarter of 2014. In addition, second quarter 2015 results included net realized investment loss of $2.6 million, or $1.7 million after-tax, on certain fixed income and equity investments compared with net realized investment gains of $3.9 million, or $2.5 million after-tax, in the second quarter of 2014.
Loss and loss adjustment expense totaled $638.5 million in the second quarter 2015, compared to $587.2 million in the second quarter 2014, and resulted in a loss ratio of 65.9% compared with 67.1% for the second quarter 2014.
Acquisition costs and other underwriting expense of $238.7 million increased $30.7 million from $208.1 million for the second quarter 2014. The expense ratio was 24.6%, an increase from 23.8% in the second quarter 2014. Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $129.2 million, up 42% from $91.2 million in the second quarter 2014. During the three months ended June 30, 2015, AmTrust ceded $522.4 million of gross written premium and $433.4 million of earned premium to Maiden compared to $363.7 million of gross written premium and $315.4 million of earned premium ceded in the second quarter 2014.
Other expense of $98.1 million increased $10.5 million, or 12%, from $87.6 million in the second quarter 2014.
Year-to-Date 2015 Results
Total revenue was $2.22 billion, an increase of $0.26 billion, or 13%, from $1.96 billion YTD 2014. Gross written premium was $3.41 billion, an increase of $0.30 billion, or 10%, from $3.11 billion YTD 2014. YTD 2015 gross written premium was negatively impacted by $76.9 million due to declines in European currencies. Net written premium of $2.05 billion was unchanged from YTD 2014. Net earned premium of $1.92 billion increased $214.4 million, or 13%, from $1.70 billion YTD 2014. The combined ratio was 89.8% compared to 90.4% YTD 2014.
Total service and fee income of $220.6 million increased $30.1 million, or 16%, from $190.5 million YTD 2014 and included $38.7 million from related parties in the first six months 2015 compared with $27.3 million YTD 2014.
Investment income, excluding net realized gains and losses, totaled $70.9 million, an increase of 16% from $61.1 million YTD 2014. In addition, YTD 2015 results included net realized investment gains of $13.0 million, or $8.5 million after-tax, on certain fixed income and equity investments compared with net realized investment gains of $9.3 million, or $6.1 million after-tax, in the same period in 2014.
Loss and loss adjustment expense totaled $1.25 billion YTD 2015, compared to $1.15 billion YTD 2014, and resulted in a loss ratio of 65.3% compared with 67.2% for the same period in 2014.
Acquisition costs and other underwriting expense of $470.4 million increased $75.7 million from $394.7 million YTD 2014. The expense ratio was 24.5%, an increase from 23.2% YTD 2014. Ceding commissions, primarily related to the reinsurance agreements with Maiden, totaled $247.9 million, up 38.2% from $179.4 million in YTD 2014. During the six months ended June 30, 2015, AmTrust ceded $1.05 billion of gross written premium and $833.0 million of earned premium to Maiden compared to $772.3 million of gross written premium and $628.1 million of earned premium ceded in the same period of 2014.

Other expense of $196.6 million increased $21.4 million, or 12%, from $175.2 million YTD 2014.
Total assets of approximately $15.97 billion increased $2.12 billion, or 15%, from $13.85 billion at December 31, 2014. Total cash, cash equivalents and investments of $6.34 billion increased $0.67 billion, or 12%, from $5.66 billion as of December 31, 2014. AmTrust's stockholder's equity of $2.47 billion increased 21% from $2.04 billion at December 31, 2014.
As of June 30, 2015, the Company's long-term debt-to-capitalization ratio was 27.3%, compared with 27.1% as of December 31, 2014.
During the three months ended June 30, 2015, the Board of Directors declared cash dividends totaling $0.25 per share on its common stock and cash dividends on the following series of non-cumulative preferred stock:

Series	Rate	Dividend
A	6.75%	$0.421875
B	7.25%	$0.453125
C	7.625%	$0.476563
D	7.500%	$0.447920

Conference Call:
On August 4, 2015 at 10:00 AM ET, CEO & President Barry Zyskind and CFO Ron Pipoly will review these results and discuss business conditions via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   877.755.7421
Toll Dial-in (Outside the U.S):   973.200.3087
Conference ID: 86344995
Webcast registration: http://ir.amtrustgroup.com/events.cfm
A replay of the conference call will be available at approximately 1:00 PM ET Tuesday, August 4, 2015 through Tuesday, August 4, 2015 at 11:59 PM ET. To listen to the replay, please dial 855.859.2056 (within the U.S.) or 404.537.3406 (outside the U.S.) and enter replay passcode 86344995, or access http://ir.amtrustgroup.com/events.cfm.
About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York City, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 855.327.2223.
Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., National General Holding Corp., ACP Re, Ltd., or third party agencies and warranty administrators, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

Investor Relations
Elizabeth Malone, CFA
beth.malone@amtrustgroup.com
646.458.7924

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Gross written premium	$1,678,389	$1,443,640	$3,409,525	$3,109,836

Net written premium	$1,008,721	$923,670	$2,051,910	$2,053,951
Change in unearned premium	(39,751)	(48,733)	(133,563)	(349,963)
Net earned premium	968,970	874,937	1,918,347	1,703,988

Service and fee income	107,737	99,542	220,623	190,500
Net investment income	36,283	32,594	70,856	61,121
Net realized and unrealized (loss) gain on investments	(2,642)	3,906	13,011	9,345
Other revenue	141,378	136,042	304,490	260,966
Total revenue	1,110,348	1,010,979	2,222,837	1,964,954
Loss and loss adjustment expense	638,475	587,233	1,251,758	1,145,803
Acquisition costs and other underwriting expense	238,710	208,060	470,386	394,669
Other expense	98,130	87,588	196,587	175,179
Total expense	975,315	882,881	1,918,731	1,715,651
Income before other income (expense), provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	135,033	128,098	304,106	249,303
Other income (expense):
Interest expense	(9,646)	(12,587)	(19,901)	(24,084)
Loss on extinguishment of debt	—	—	(4,714)	—
Gain on life settlement contracts net of profit commission	3,096	(5,070)	14,469	(2,270)
Foreign currency (loss) gain	(47,320)	1,084	(7,366)	(768)
Gain on sale of subsidiary	—	6,631	—	6,631
Total other income (expense)	(53,870)	(9,942)	(17,512)	(20,491)
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	81,163	118,156	286,594	228,812
Provision for income taxes	4,472	17,966	51,284	45,410
Equity in earnings of unconsolidated subsidiaries (related parties)	4,042	3,999	9,571	22,515
Net income	80,733	104,189	244,881	205,917
Redeemable non-controlling interest and non-controlling interest	(1,346)	4,026	(5,429)	4,090
Net income attributable to AmTrust stockholders	$79,387	$108,215	$239,452	$210,007
Dividends on preferred stock	(8,639)	(1,941)	(14,008)	(3,882)
Net income attributable to AmTrust common stockholders	$70,748	$106,274	$225,444	$206,125
Operating earnings(1) attributable to AmTrust common stockholders	$130,518	$107,099	$251,944	$204,519

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Earnings per common share:
Basic earnings per share	$0.86	$1.41	$2.75	$2.75
Diluted earnings per share	$0.84	$1.33	$2.69	$2.60
Operating diluted earnings per share (1)	$1.55	$1.34	$3.01	$2.58
Weighted average number of basic shares outstanding	82,358	74,979	81,747	74,764
Weighted average number of diluted shares outstanding	84,034	79,679	83,558	78,965
Combined ratio	90.5%	90.9%	89.8%	90.4%
Return on equity	14.3%	27.8%	24.2%	28.2%
Operating return on equity (1)	26.3%	28.0%	27.1%	28.0%
Reconciliation of net realized gain(loss):
Other-than-temporary investment impairments	$(1,466)	$(1,896)	$(2,482)	$(3,539)
Impairments recognized in other comprehensive income	—	—	—	—
	(1,466)	(1,896)	(2,482)	(3,539)
Net realized gain on sale of investments	(1,176)	5,802	15,493	12,884
Net realized gain	$(2,642)	$3,906	$13,011	$9,345

AmTrust Financial Services, Inc. Balance Sheet Highlights (in thousands, except book value per common share) (Unaudited)

	June 30, 2015	December 31, 2014
Cash, cash equivalents and investments	$6,336,300	$5,664,856
Premium receivables	2,376,818	1,851,682
Goodwill and intangible assets	753,228	667,681
Loss and loss adjustment expense reserves	6,380,845	5,664,205
Unearned premium	3,868,747	3,447,203
Trust preferred securities	123,714	123,714
Convertible senior notes	172,633	214,424
Senior notes	250,000	250,000
7.5% Subordinated notes due 2055	150,000	—
Preferred stock	482,500	300,000
AmTrust's stockholders' equity	2,469,857	2,037,020
Book value per common share	$24.05	$22.34

AmTrust Financial Services, Inc. Non-GAAP Financial Measures (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of net income attributable to AmTrust common stockholders to operating earnings (1):
Net income attributable to AmTrust common stockholders	$70,748	$106,274	$225,444	$206,125
Less: Net realized (loss) gain on investments, net of tax	(1,717)	2,539	8,457	6,074
Non-cash amortization of intangible assets	(9,282)	(8,240)	(19,872)	(16,543)
Non-cash interest on convertible senior notes net of tax	(1,451)	(518)	(3,005)	(1,030)
Loss on extinguishment of debt	—	—	(4,714)	—
Foreign currency transaction (loss) gain	(47,320)	1,084	(7,366)	(768)
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	—	—	9,563
Gain on sale of a subsidiary net of tax	—	4,310	—	4,310
Operating earnings (1) attributable to AmTrust common stockholders	$130,518	$107,099	$251,944	$204,519
Reconciliation of diluted earnings per share to diluted operating earnings per share (1):
Diluted earnings per share	$0.84	$1.33	$2.69	$2.60
Less: Net realized (loss) gain on investments, net of tax	(0.02)	0.03	0.10	0.08
Non-cash amortization of intangible assets	(0.11)	(0.09)	(0.23)	(0.21)
Non-cash interest on convertible senior notes net of tax	(0.02)	(0.01)	(0.04)	(0.01)
Loss on extinguishment of debt	—	—	(0.06)	—
Foreign currency transaction (loss) gain	(0.56)	0.01	(0.09)	(0.01)
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	—	—	0.12
Gain on sale of a subsidiary net of tax	—	0.05	—	0.05
Operating diluted earnings per share (1)	$1.55	$1.34	$3.01	$2.58
Reconciliation of return on common equity to operating return on common equity:
Return on common equity	14.3%	27.8%	24.2%	28.2%
Less: Net realized (loss) gain on investments, net of tax	(0.3)%	0.6%	0.9%	0.8%
Non-cash amortization of intangible assets	(1.9)%	(2.0)%	(2.3)%	(2.1)%
Non-cash interest on convertible senior notes net of tax	(0.3)%	(0.1)%	(0.3)%	(0.1)%
Loss on extinguishment of debt net of tax	—%	—%	(0.5)%	—%
Foreign currency transaction (loss) gain	(9.5)%	0.3%	(0.7)%	(0.1)%
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—%	—%	—%	1.2%
Gain on sale of a subsidiary net of tax	—%	1.0	—%	0.5%
Operating return on common equity (1)	26.3%	28.0%	27.1%	28.0%

(1)
References to operating earnings, operating diluted EPS, and operating return on common equity are non-GAAP financial measures. Operating earnings ("Operating Earnings") is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized gain (loss) on investments, non-cash amortization of intangible assets, non-cash interest on convertible senior notes, net of tax, loss on extinguishment of debt, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, and gain on sale of a subsidiary net of tax. Operating Earnings should not be considered an alternative to net income. Operating diluted earnings per share is defined by the Company as Operating Earnings divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. Operating return on common equity is defined by the Company as Operating Earnings divided by the average common equity for the period and should not be considered an alternative to return on common equity. The Company believes Operating Earnings, operating diluted earnings per share, and operating return on common equity are more relevant measures of the Company's profitability because Operating Earnings, operating diluted earnings per share, and operating return on common equity contain the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of Operating Earnings, operating diluted earnings per share, and operating return on common equity may not be comparable to similarly titled measures used by other companies.

AmTrust Financial Services, Inc. Segment Information (in thousands, except percentages) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Gross written premium
Small Commercial Business	$875,829	$704,627	$1,776,948	$1,643,554
Specialty Risk and Extended Warranty	479,863	503,603	950,733	950,806
Specialty Program	322,697	235,410	681,844	515,476
	$1,678,389	$1,443,640	$3,409,525	$3,109,836
Net written premium
Small Commercial Business	$517,392	$453,092	$1,040,632	$1,103,808
Specialty Risk and Extended Warranty	306,784	320,540	594,473	601,655
Specialty Program	184,545	150,038	416,805	348,488
	$1,008,721	$923,670	$2,051,910	$2,053,951
Net earned premium
Small Commercial Business	$483,059	$386,857	$907,050	$767,261
Specialty Risk and Extended Warranty	283,968	321,608	613,099	593,123
Specialty Program	201,943	164,002	398,198	334,842
Corporate and Other	—	2,470	—	8,762
	$968,970	$874,937	$1,918,347	$1,703,988
Loss Ratio:
Small Commercial Business	65.1%	66.7%	64.9%	66.9%
Specialty Risk and Extended Warranty	65.3%	67.1%	64.3%	67.3%
Specialty Program	68.7%	68.1%	67.6%	68.0%
Total	65.9%	67.1%	65.3%	67.2%
Expense Ratio:
Small Commercial Business	25.8%	25.6%	25.8%	24.4%
Specialty Risk and Extended Warranty	20.2%	19.8%	20.8%	19.6%
Specialty Program	28.1%	27.2%	27.2%	26.5%
Total	24.6%	23.8%	24.5%	23.2%
Combined Ratio:
Small Commercial Business	90.9%	92.3%	90.7%	91.3%
Specialty Risk and Extended Warranty	85.5%	86.9%	85.1%	86.9%
Specialty Program	96.8%	95.3%	94.8%	94.5%
Total	90.5%	90.9%	89.8%	90.4%